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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

          CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
      SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF
        DUTY TO FILE REPORTS UNDER SECTION 13 AND 15(d) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

                           Commission File No. 0-18237

                          VIKING OFFICE PRODUCTS, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                              950 WEST 190TH STREET
                           TORRANCE, CALIFORNIA 90502
                                 (310) 225-4500
          -------------------------------------------------------------
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         COMMON STOCK, WITHOUT PAR VALUE
            --------------------------------------------------------
            (Title of each class of securities covered by this form)

                                      NONE
         --------------------------------------------------------------
         (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

          Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4(a) (1) (i)   [x]        Rule 12h-3(b)(1)(ii)   [ ]

       Rule 12g-4(a) (1) (ii)  [ ]        Rule 12h-3(b)(2)(i)    [ ]

       Rule 12g-4(a) (2) (i)   [ ]        Rule 12h-3(b)(2)(ii)   [ ]

       Rule 12g-4(a) (2) (ii)  [ ]        Rule 15d-6             [ ]

       Rule 12h-3(b) (1) (i)   [x]

Approximate number of holders or record as of the certification or notice date:1


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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, Viking Office Products, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                                VIKING OFFICE PRODUCTS, INC.



Dated:  August 27, 1998                         By:    /s/ BARRY GOLDSTEIN
                                                   -----------------------------
                                                Name:    Barry Goldstein
                                                Title:   Chief Financial Officer




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